                                                                     EXHIBIT 4.7

                              AMENDMENT NO. 1 TO
                            STOCKHOLDERS AGREEMENT

  This AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT (the "Amendment"), dated as of April 13, 1998, by and among Paragon Health Network, Inc., a Delaware corporation (the "Company") and the stockholders listed on the signature pages attached hereto (together with each other Person (defined below) who is or becomes a party to the Stockholders Agreement (defined below) in accordance with the terms hereof, the "Stockholders").

                              W I T N E S S E T H:

  WHEREAS, the parties hereto are parties to that certain Stockholders Agreement, dated as of November 4, 1997 (the "Stockholders Agreement"), pursuant to which the parties provided for certain rights and obligations in respect of the Shares (defined in the Stockholders Agreement);

  WHEREAS, as an inducement to Mariner Health Group, Inc. ("Mariner") to enter into that certain Agreement and Plan of Merger by and among the Company, Mariner and Paragon Acquisition Sub, Inc., a wholly owned subsidiary of the Company ("Sub"), Mariner requested, and the Stockholders and the Company have agreed to enter into this Amendment to become effective as of the effective time (the "Effective Time") of the merger of Sub with and into Mariner; and

  WHEREAS, the Stockholders Agreement may be amended only in accordance with
Section 7.1 thereof which requires a written instrument executed by the Company (in accordance with the approval of two-thirds of the entire Board of Directors of the Company, including a majority of the directors who are not an Affiliate) and the holders of a majority of the Shares held by the Stockholders including, so long as Apollo beneficially owns at least 25% of the Shares held by Apollo on the Effective Time, the consent of Apollo, and if any amendment or modification would have a disproportionately material adverse effect on the rights or obligations of any Other Stockholder or would otherwise unfairly discriminate against any Other Stockholder, the consent of such Other Stockholder;

  WHEREAS, each Stockholder party hereto owns the number of shares of common stock of the Company, par value $.01 per share ("Common Stock") set forth under its name on the signature pages attached hereto, and the Stockholders party hereto collectively beneficially own 14,517,591 shares of Common Stock of the 17,777,778 Shares currently held by the Stockholders;

  WHEREAS, effective as of the Effective Time, Keith B. Pitts will no longer be a Stockholder.

  NOW THEREFORE, the parties hereto agree as follows:
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                                   ARTICLE I.

                                  DEFINITIONS

  Section 1.1 Definitions. Defined terms used herein and not otherwise defined herein have the meaning ascribed to them in the Stockholders Agreement as amended by this Amendment.


                                  ARTICLE II.

                  REPRESENTATION AND WARRANTIES OF THE COMPANY

 The Company hereby represents and warrants to each of the Stockholders as follows:


  Section 2.1 Authority for this Amendment. The Company has the requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery of this Amendment by the Company have been duly and validly authorized by two-thirds of the entire Board of Directors of the Company, including a majority of the directors who are not an Affiliate or an Associate of any Stockholder, and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Company and assuming that this Amendment constitutes a valid and binding obligation of the Stockholders, this Amendment constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

  Section 2.2 Consents and Approvals; No Violation.  Except as set forth on
Schedule 2.2, the execution and delivery of this Amendment by the Company will not (i) conflict with or result in any breach of any provision of the respective Restated Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or subsidiaries may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not in the aggregate have a Material Adverse Effect,
(iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its subsidiaries which, in the aggregate, would have a Material Adverse Effect, or (v) violate any order, writ injunction, agreement, contract, decree, statute, rule or regulation applicable to the Company, any of its

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subsidiaries or by which any of their respective assets are bound, except for violations which would not in the aggregate have a Material Adverse Effect.

  Section 2.3 No Inconsistent Agreements. As of the Effective Time, there is no (and from and after the Effective Time the Company will not, and will cause its subsidiaries not to enter into any) agreement with respect to any securities of the Company or any of its subsidiaries (and from and after the Effective Time the Company shall not take, or permit any of its subsidiaries to take, any action) that is inconsistent in any material respect with the rights granted to the Stockholders in the Stockholders Agreement as amended by this Amendment.

  Without limiting the foregoing, except for the Stockholders Agreement as amended by this Amendment, that certain Proxy and Voting Agreement, dated as of November 4, 1997, by and among Apollo and the Other Stockholders and that certain Parent Voting Agreement, dated as of the date hereof, by and among Mariner and Apollo, there are no other existing agreements relating to the voting of any equity securities of the Company or any of its subsidiaries.

  Section 2.4 Share Ownership. To the Company's knowledge, no Stockholder has transferred any Shares following the Effective Date.

                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

  Each Stockholder severally as to itself, but not jointly or as to any other Stockholder, represents and warrants to the Company as follows:

  Section 3.1 Authority for this Agreement. The execution and delivery of this Amendment by such Stockholder has been duly and validly authorized by all necessary action on its part. This Amendment has been duly and validly executed and delivered by such Stockholder and, assuming the representations made by each Stockholder in Section 3.3 of this Amendment are true and correct and, assuming this Amendment constitutes a valid and binding obligation of the Company, constitutes a valid and binding agreement of such Stockholder enforceable against each Stockholder in accordance with the terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principals of equity (whether considered in a proceeding in equity or at law).

  Section 3.2 No Violation. The execution and delivery of this Amendment by such Stockholder will not conflict with or result in any breach of any provision under such Stockholder's partnership agreement or similar governing documents of such Stockholder.

  Section 3.3 Beneficial Ownership. As of the date of this Amendment, each Stockholder party hereto beneficially owns the number of shares of Common Stock set forth under its name on the signature pages attached hereto.

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

                                  ARTICLE IV.

                      AMENDMENT OF STOCKHOLDERS AGREEMENT

  As of the Effective Time, the following amendments to the Stockholders Agreement shall become effective.

  Section 4.1 Definitions. Section 1.1 of the Stockholders Agreement is hereby amended by inserting the following definition immediately after the definition of "Commission:"

        "Effective Time" shall mean the effective time of the merger of Paragon Acquisition Sub, Inc., a wholly owned subsidiary of the Company ("Sub"), and Mariner Health Group, Inc. ("Mariner") pursuant to that certain Agreement and Plan of Merger, dated as of April 13, 1998, by and among the Company, Sub and Mariner.

  Section 4.2 Board Representation. Section 4.1(a) of the Stockholders Agreement is hereby amended by deleting such subsection in its entirety and inserting the following subsection in lieu thereof:

        "(a) On the Effective Date the size of the Board of Directors will be fixed at eleven members and the Company will cause the persons named on
     Schedule 4.1 (or subject to Section 4.1(i), such other substitute persons as may be designated by Apollo as Stockholder Designees) to be initially elected to the Board of Directors by virtue of the Recapitalization Merger contemplated by the Merger Agreement. Until the earlier of (i) the date on which the Stockholders beneficially own, collectively, less than 25% of the Shares or (ii) the date the Standstill Period ends by virtue of Section 5.2(g) hereof (the 'Stockholder Designee Period'), the Company agrees, subject to Section 4.1(i), to support the nomination of, and the Company's Nominating Committee shall recommend to the Board of Directors the inclusion in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company (A) five Stockholder Designees if the Stockholders beneficially own a number of shares of Common Stock equal to 66 2/3% or more of the Shares, (B) four Stockholder Designees if the Stockholders beneficially own a number of shares of Common Stock equal to 50% or more but less than 66 2/3% of the Shares, or (C) two Stockholder Designees if the Stockholders beneficially own 25% or more but less than 50% of the Shares (each a 'Beneficial Ownership Threshold'); provided, that in no event will more than four of such Stockholder Designees be Associates of Apollo (each Stockholder Designee who is an Associate of Apollo is hereafter referred to as an 'Apollo Director'). Notwithstanding the foregoing, if at any time after the fifth anniversary of the Effective Time, the number of shares of Company Common Stock beneficially owned by the Stockholders aggregate less than forty percent (40%) of the total number of shares of the Company's Common Stock of all classes entitled to vote in the election of directors as are then outstanding ('Total Shares Outstanding'), the maximum number of Stockholder

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     Designees shall be the lowest whole number which when compared to the total number of directors of the Company (including all vacancies) is equal to or greater than the percentage which the aggregate number of shares of Company Common Stock beneficially owned by the Stockholders bears to the Total Shares Outstanding."

  Section 4.3 Pitts' Rights and Obligations. As of the Effective Time, Keith B. Pitts will no longer be a Stockholder or an Other Stockholder under the Stockholders Agreement and from and after the Effective Time the Stockholders Agreement as amended by this Amendment shall be deemed to be terminated and of no further effect with respect to Mr. Pitts and any shares of Common Stock he beneficially owns.

                                   ARTICLE V.

                                 MISCELLANEOUS

  Section 5.1 Force and Effect. Except as expressly modified by this Amendment, the Stockholders Agreement is hereby ratified and confirmed and shall remain in full force and effect after the Effective Time.

  Section 5.2 Termination. This Amendment will expire without becoming effective and will be of no force and effect upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) the amendment or waiver of any provision of the Merger Agreement without the prior written consent of Apollo.

  Section 5.3 Separability.   In the event that any provision of this Amendment
or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Amendment.

  Section 5.4 Governing Law. This Amendment shall be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to principles of conflicts of law.

  Section 5.5 Headings. The headings in this Amendment are for convenience of reference only and shall not constitute a part of this Amendment, nor shall they affect their meaning, construction or effect.

  Section 5.6 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

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

  Section 5.7 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Amendment and the transactions contemplated hereby.


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

  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                              PARAGON HEALTH NETWORK, INC.


                              By:    /s/ R. Jeffrey Taylor
                                     ---------------------
                              Name:  R. Jeffrey Taylor
                              Title: Senior Vice President

                        APOLLO:

                              APOLLO INVESTMENT FUND III, L.P.

                              By:    Apollo Advisors II, L.P.
                                     Its General Partner

                              By:    Apollo Capital Management II, Inc.
                                     Its General Partner


                              By:    /s/ Peter Copses
                                     ----------------
                                     Name: Peter Copses
                                           ------------
                                     Title: Vice President
                                            --------------

                              13,100,370 Shares of Common Stock


                              APOLLO UK PARTNERS III, L.P.

                              By:    Apollo Advisors II, L.P.
                                     Its General Partner

                              By:    Apollo Capital Management II, Inc.
                                     Its General Partner

                              By:    /s/ Peter Copses
                                     ----------------
                              Name:  Peter Copses
                                     ------------
                              Title: Vice President
                                     --------------

                              484,188 Shares of Common Stock

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

                              APOLLO OVERSEAS PARTNERS III, L.P.

                              By:    Apollo Advisors II, L.P.
                                     Its General Partner

                              By:    Apollo Capital Management II, Inc.
                                     Its General Partner

                              By:    /s/ Peter Copses
                                     ----------------
                                     Name:  Peter Copses
                                            ------------
                                     Title: Vice President
                                            --------------

                              783,033 Shares of Common Stock

                        OTHER STOCKHOLDERS


                              /s/ Keith B. Pitts
                              ------------------
                                Keith B. Pitts

                              150,000 Shares of Common Stock

                              Address for Notice:
                              c/o Paragon Health Network, Inc.
                              1 Ravinia Drive, Suite 1500
                              Atlanta, GA 30346
                              Telecopy No.: (770) 379-0753


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